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                                                                    Exhibit 99.1



             Claimsnet.com inc. Analyst and Investor Conference Call
                                 April 15, 2002
   Presented by Bo W. Lycke, Chairman, with Paul W. Miller, President and CEO


[BO] Good morning and thank you for joining us for Claimsnet's year end 2001 conference call. As usual, our press release with year end results was issued early this morning, and we hope to use this conference call to expand upon a number of important points in the release. As always, we welcome your questions and comments following our formal remarks.

         This morning, we will be reviewing the financial and operating results of our fiscal year ended December 31st, 2001. We will also be addressing our progress with existing strategic partners and be describing additional steps we are taking to create improved fiscal performance. We consider the payer market and or other "vertical or large volume processing entities" to be among our most significant nearer term opportunities and we are pursuing several of these vigorously.

         Once again, Paul Miller, is joining me this morning. Paul...

[PAUL] Since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of our competitors, dependence on our suppliers and distribution channels, and continued use of the Internet, all of which are difficult or impossible to predict accurately and many of which are beyond our direct control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information. For more information on Claimsnet other than what is being discussed this morning, please review our detailed Form 10-K being filed today.
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[BO]  Thank you.

Paul has joined me on every one of these calls since our public offering. First as CFO and, more recently, also as COO. It is my pleasure to have Paul joining me this morning in his newly appointed capacity as President and CEO. Paul, I will now turn the call over to you.

[PAUL] Thank you, Bo. Good morning to everyone and thank you for taking time to participate in our call today.

Let me just take a moment before diving into the numbers. I would be remiss if I didn't take this opportunity thank Bo for his many years of service and tireless dedication as CEO of Claimsnet. I consider it a real honor to follow in his footsteps as the founder and the visionary behind Claimsnet. I also want to thank the Board of Directors for giving me the opportunity, and the responsibility, to take over that leadership role. And now, let me move on to an overview of our fiscal year 2001 results.

Simply stated, 2001 was a challenging year ... with the continued decline of the capital markets, a weakened economy, widespread layoffs, and a number of business dissolutions capturing the headlines. In addition to these fundamental issues, our industry also saw continued uncertainty surrounding HIPAA deadlines. Just before year end a revised compliance schedule allowing for some delay of the standard transaction sets was, in fact, announced.

Against this backdrop, our claims processing business did continue to grow throughout 2001. We are particularly pleased to report that we have again reached a record number of user accounts and physicians on service at the end of 2001. In view of the fact that we have been reporting an upward trend in clients and transactions, a trend that we fully expect to continue, starting to add larger physician groups along with other vertical users to our client base holds the promise of a potential material effect on our business. It also suggests that Internet-based transaction processing is moving beyond the small physician practices and into the larger volume processors of claims, namely, clinics, laboratories, hospitals, payers, and third party administrators.
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But getting back to the year ended December 31, 2001, here is a summary of our fiscal performance. Unless otherwise indicated, the percent changes are based on the same period in fiscal 2000:

o Our revenues for 2001 decreased 17% to $1,336,000 from $1,602,000 in fiscal year 2000. As of December 31, 2001 we had a working capital deficit of ($535,000) and shareholders equity of only $85,000. The company has incurred, and will likely continue to incur, losses for the foreseeable future. The net cash used for operating activities in 2001 was $4,243,000.

o However, the $266,000 reduction in revenues during the year was actually comprised of a $393,000 decrease in revenue from the McKesson Development and Services Agreement, for which fixed revenues ceased after the first quarter, offset by a $127,000, or 14%, increase in revenues from all other sources. As we have discussed on previous calls, the McKesson agreement was a remnant of the early days of the e-health industry and the contract revision is our most visible sign of the changes that took place throughout our industry in 2001. The rest of our business continued to show slow but steady progress.

o Our total transactions processed for the year increased 19% to 6,303,000 in 2001, versus 5,283,000 in fiscal 2000. Our per transaction revenue actually decreased 8% in 2001 from $0.11 per transaction to $0.10 per transaction, primarily due to normal fluctuations in the mix of claims and other transactions we processed during the year. The biggest change is that only 8% of our transactions in 2001 were for patient statement processing, as opposed to almost 12% in 2000. Statements generate more revenue per transaction that claims, but not necessarily more profit per transaction.


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o    Every one of our operating cost categories decreased significantly from the prior year.

o Our cost of revenue in 2001 was $2,605,000, versus $3,274,000 for fiscal 2000, a 20% reduction. It is important to note that this cost reduction was achieved while transaction volumes increased by 19%. The key component to this lowered expense was directly attributable to a 38% decrease in customer support expenses, savings that were created by reorganizing and improving automation of our operations.

o Research and development costs for 2001 were $772,000 versus $2,019,000 in fiscal 2000, a reduction of 62% primarily due to the absence of development expense for benefit management systems that were incurred in 2000, and also due to the maturation of our systems.

o Selling, general and administrative expenses totaled $3,196,000 in 2001, a reduction of $2,101,000, or 40%, from the $5,297,000 incurred in the prior year.

o You may recall that, in April of 2000, the Company acquired selected assets related to the in process development of Internet enabled benefit management systems. The inability to finalize ongoing terms with one of the acquired assets, a contract to provide services to John Deere Health, ultimately caused us to reevaluate, and eventually write down, the costs incurred in this failed transaction. As a result, the Company recognized charges of $8,430,000 for the purchase and write-off of intangibles and other assets in 2000. There were no similar charges recorded in 2001.

o Taken all together, the net loss in 2001 was $(5,194,000), or $(0.52) per share, as compared to $(17,695,000) and $(2.16) per share in fiscal 2000. The magnitude of this variance demonstrates not only the challenges that we encountered during the year but the fact that we were able to absorb a revenue reduction and dramatically reduce expenses to deliver our lowest net loss since 1998.

Bo, would you like to report on the status of funding activities?

[BO] Sure.

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We were pleased to announce several weeks ago that we received additional private equity commitments of up to $826,000 from our private European investors. They have reported that fulfillment of the commitment is going well and should be completed very soon. In addition to this investment, they and other investment groups are continuing to monitor our progress as we reorganize and reposition our business. The actions taken recently to further reduce our expenses have been favorably received. We are in the process of further modifying our business plan to focus our marketing efforts on customers providing larger revenue generating opportunities. Paul can provide more details.

[PAUL] In the recent past, we have described our growing interest in serving the needs of the payer market. This includes managed care concerns, insurers and third party administrators. These organizations are aggressively seeking technologies that enable cost savings in the processing of claims and help them achieve HIPAA compliance, while simultaneously making their business more attractive to health care providers. Internet-based claims processing can play a vital role in securing the physicians to a payer network by simply providing a very easy way to get paid faster. The question always arises as to why the payer wants to pay faster, but the fact of the matter is that the payer's cost savings from efficient electronic transactions far outweighs the cost of funds associated with speedier payments. Our partners and resellers offer potentially lucrative distribution channels for the payer market and I want to give you an update on several of them.

Our partnership with Synertech has been enhanced by Synertech's acquisition of the Amisys payer system, giving them a client base of more than 150 payers. The combined entity is developing a marketing strategy that will include Claimsnet's co-branded service offering to their client base. I am very pleased to report this morning that we have implemented our first joint payer customer with Synertech, who, along with the payer, has given us extremely positive feedback on the attributes and actual outcomes created by our system. We, in turn, are equally pleased with both the operational and financial results from Claimsnet's perspective.


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Likewise, our partnership with QCSI is moving forward with the announced Delta
Dental of Missouri rollout and we are hoping to expand our relationship with the Delta Dental organization. I can also tell you that the first QCSI medical payer will soon begin implementation. QCSI already has a strong base of payer clients and they seem to be expanding quickly with some recent sales successes to well know organizations. We have been informed that we may participate in some of these new opportunities as well.

Both Synertech and QCSI represent exceptional partner opportunities. Both have been cultivated for more than a year and are now starting to produce results. Both represent substantial client bases to apply our technologies to. Their systems provide the core processing for claims within the payer organization. The partnerships allow Claimsnet to provide an extension to their systems that reaches all the way to the submitter's desktop. The feedback on the initial implementations from both partnerships has confirmed that we have, indeed, created a "win" for all three parties; the partner, their payer client, and Claimsnet. We are participating in the National Managed Health Care Congress for payers this week and we have been invited to participate in both the Synertech and QCSI user conferences this year.

It would certainly be premature to declare victory with these partnerships. But all the pieces are coming together as planned and the rate of activity is increasing. The value of these partnerships should not be underestimated. Together, they represent a significant share of the payer market, and they put Claimsnet in a preferred position to help the payers deliver a HIPAA-compliant claim processing solution to their providers, especially the ones still submitting paper claims. And please don't lose sight of the fact that paper claims still represent about half of all physician claims and three quarters of dental claims.

Our other partnerships are all still in place, but have not yet started producing meaningful results. We are continuing to work with each of them, either to prove the mutual value of the partnership, or, in some cases, to modify some element of the relationship that may be holding back progress.


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Even though 2001 in general was a year clouded with uncertainty, we finally began to see a distinct change start to take place in the fourth quarter. There was an uptick in new business and a definite increase in new and significant business prospects. Both of these trends have continued into 2002. To our delight, these opportunities are affording us the chance to serve some vertical markets, to enter the hospital market, and to expand our base of laboratories and large groups. You will be seeing press releases soon on several new client implementations. We will be able to provide more details in the first quarter 2002 analyst call, which isn't very far off.

In summary, the modified partner strategy that we developed more than a year ago is beginning take shape and the partners that we have been cultivating are beginning to produce some visible success. Those successes are fueling a growing interest from our existing partners, as well as from new prospective partners. This may in turn produce even larger recurring revenue streams from additional implementations by high volume processors of claims. We need this type of self-fueling business model to create further improved fiscal performance, to allow us to continue to attract capital for some period of time, and to increase shareholder value. Our marketing efforts are far from dead. In fact, they are very much alive and expanding. We see more opportunities with meaningful revenues than ever before.

The initiatives taken in recent months are being monitored closely and supported by the Board. We are already benefiting from the cost reductions. Moreover, we are starting to see the type of industry movement that we had hoped to see several years ago and we believe that we are well positioned and prepared to participate in, and benefit from, the trend.

We have a team of very talented people. They are being asked to do more with less, which is always difficult. But, they are also being re-energized by the recent increase in business opportunities. Our charter from the Board is to quickly reduce expense levels wherever possible, refocus and increase marketing efforts on opportunities that can provide meaningful revenue growth and margins, refine the business strategy if necessary, reach breakeven as quickly as possible, and build a substantial and sustainable business. We will do everything in our power to execute on those mandates.

Bo, is there anything that I have missed or that you would like to add?


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[BO] I will just say that, in summary, we have been very active in reducing overhead while simultaneously creating progressive efforts to close sales that will provide larger revenue events with good profit margins. We are increasingly convinced of the importance of our technologies to the health care industry. We are striving to monetize that importance and will continue to push forward.

We genuinely appreciate your continued support, and welcome your questions, comments and suggestions. With that I will turn this call over to you for questions.

                          [QUESTION AND ANSWER SESSION]

Again, let me thank you for giving us the opportunity to talk about Claimsnet and for your abiding interest in our Company. Good day.